SHIONOGI - RESPONSE

Amendment No.1 to Supply Agreement

THIS AMENDMENT NO.1 (this "Amendment") made and entered into the 11th day of July, 2008 by and between Response Biomedical Corp., having a principal place of business at 1781 - 75th Avenue W., Vancouver, BC V6P 6P2, Canada ("Response") and Shionogi & Co., Ltd., having a principal place of business at 1-8 Doshomachi 3-chome, Chuo-ku, Osaka 541-0045, Japan ("Shionogi") AWK

WITNESSETH:

WHEREAS, Response and Shionogi are the parties to the Supply Agreement dated May 12, 2006 (the "Supply Agreement"), wherein Response agreed to manufacture and supply to Shionogi the BNP Assay Kit on an OEM basis for sale in Japan by Shionogi; and

WHEREAS, Response and Shionogi have discussed in good faith and agreed to extend the term of the Supply Agreement and to amend the Annual Commitment for the Products.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, Response and Shionogi hereby agree as follows:

1. The Initial Term set forth in Section 4.1 of the Supply Agreement shall be extended to May 31, 2010.

2. Schedule C attached to the Supply Agreement shall be replaced by the new Schecule C attached hereto. The first year period shall begin on the date of Shionogi's receipt of the marketing certification for the BNP Assay Kit by the registered third party certification bodies and shall end on May 31, 2007. The second year period shall be twelve months beginning June 1, 2007 and the third and fourth year period(s) shall be counted in the same manner.

3. The Parties agree to renew the Supply Agreement for one (1) year after the expiration of the Initial Term, unless earlier terminated in accordance with the provisions of the Supply Agreement; provided that Shionogi shall have no obligation to purchase Annual Commitment and Section 3.3 and 3.4 of the Supply Agreement shall not be applicable during any Renewal Term.

4. Section 2.2 of the Supply Agreement shall not be applicable; provided that Response shall not supply, directly or indirectly, any BNP Assay Kit manufactured by Response to any third parties except Shionogi for sale in the Territory during the Term. Furthermore, Response shall not sell, have sold, offer for sale, have offered for sale or import the single-channel Shionospot Reader or other single-channel RAMP Readers having the same shape and specifications of the Shionospot Reader for use with cardiovascular assays. Response shall not sell, have sold, offer for sale, have offered for sale or import any NT-ProBNP assay kit that can be measured by the Shionospot Reader or such similar single-channel readers to any third parties for sale in the field of clinical testing in the Territory during the Term.

5. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Supply Agreement. Except as expressly set forth herein, all other terms and conditions of the Supply Agreement shall continue in full force and effect.

6. This Amendment shall become effective on the Effective Date of the Supply Agreement retroactively.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their authorized representatives as of the date first above written.

Response Biomedical Corp.	Shionogi & Co., Ltd.
S. Wayne Kay	Keiichirou Nouda
S. Wayne Kay	Keiichirou Nouda
Chief Executive Officer	Corporate Officer
	General Manager
	Diagnostics Department
Date: July 11, 2008	Date: July. 7, 2008

Legal
KS

SCHEDULE C: ANNUAL COMMITMENT

The annual commitments for the Products shall be as follows:

Product	1st year	2nd year	3rd year	4th year
Shionospot RAMP Reader	375	0	0	0
Shionospot RAMP BNP Assay Kit	62,677 tests	62,677 tests	62,677 tests	85,000 tests

a) The Annual Commitment for the Reader shall be the total number of the Readers that are purchased (i) for warranty pool purpose, (ii) for promotional purpose and (iii) for commercial purpose. However, because Shionogi purchases the Readers for warranty pool and promotional purposes at a discount, the prorated number based on the purchase price shall be applied for calculation. For example, 10 warranty pool Readers purchased at the 50% discount will be counted as 5 commercial Readers, and 10 promotional Readers purchased at the 20% discount will be counted as 8 commercial Readers.

b) The Annual Commitment for the BNP Assay Kit shall be the total test number (not kit number) of the BNP Assay Kits that are purchased (i) for commercial purpose and (ii) as samples. 1 BNP Assay Kit to be purchased for commercial purpose includes 25 tests.